Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Sr.Vice President & Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

October 17, 2003

For Immediate Release

Eastern Virginia Bankshares Announces Record Earnings, Increases Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported record third quarter and year to date net income, announced a dividend increase, and reported that total assets have exceeded $650 million following the acquisition of three First Virginia branches on September 26, 2003.

EVBS reported third quarter net income of $1.78 million, or $0.37 per share, and $5.23 million or $1.08 per share for the nine months ended September 30, 2003. For the quarter ended September 30, 2003, net income increased $182 thousand or 11.4% from third quarter 2002 net income of $1.60 million. Earnings per share increased $0.04 per share from $0.33 per share in the same quarter of 2002. Net income increased 4.0%, and earnings per share increased 4.9% for the nine months ended September 30,2003, compared to the same period in 2002. The primary factor in the quarter and year to date earnings increase has been a significant increase in net interest income fueled by loan growth and improved margins. President and CEO Joe Shearin stated “The Company continues to achieve double digit increases in asset growth and net earnings, while it absorbs increased noninterest expense related to major infrastructure investments. Operating in four distinct markets gives us a unique opportunity to achieve improved earnings and growth, all within our mission as community bankers”.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 12.58% and 1.22%, respectively, for the quarter ended September 30, 2003, compared to 12.47% and 1.24%, respectively, for the third quarter of 2002. Annualized ROE and ROA were 12.90% and 1.25%, respectively, for the nine months ended September 30, 2003, compared to 13.69% and 1.37% for the same period in 2002. As of September 30, 2003, the Company’s total assets were $650.6 million, a 23.4% increase from the $527.3 million reported one year ago. Southside Bank’s late September acquisition of branches divested by First Virginia Bank – Hampton Roads in Southampton, Surry and Sussex Counties added $65.9 million in deposits and $28.3 million in loans to the Company’s balance sheet

President and CEO Joe Shearin is also pleased to announce that the Board of Directors declared a regular quarterly dividend of $0.15 per share, a 7.1% increase from the August 8, 2003 quarterly dividend. The dividend is payable on November 10, 2003 to shareholders of record as of October 30, 2003.

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank and Southside Bank, operates 20 retail branches in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex. Shearin stated “We are pleased to have a presence in our new markets of Surry, Courtland and Waverly. The geography and employee base are a natural extension to our community banking model.”

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

	Three Months Ended
Income Statements	9/30/2003	9/30/2002
Interest income	$9,021	$8,734
Interest expense	2,473	3,079

Net interest income	6,548	5,655
Provision for loan losses	465	380
Noninterest income	890	765
Noninterest expense	4,498	3,732
Income tax expense	693	708

Net income	$1,782	$1,600
Earnings per share, basic and assuming dilution	$0.37	$0.33
Selected Ratios
Return on average assets	1.22%	1.24%
Return on average equity	12.58%	12.47%
Net interest margin	4.87%	4.76%

	Nine Months Ended
	9/30/2003	9/30/2002
Interest income	$26,659	$25,705
Interest expense	7,708	9,230

Net interest income	18,951	16,475
Provision for loan losses	972	1,165
Noninterest income	2,648	2,291
Noninterest expense	13,361	10,580
Income tax expense	2,035	1,992

Net income	$5,231	$5,029
Earnings per share, basic and assuming dilution	$1.08	$1.03
Selected Ratios
Return on average assets	1.25%	1.37%
Return on average equity	12.90%	13.69%
Net interest margin	4.93%	4.85%

Balance Sheets	09/30/03	09/30/02
Loans, net of unearned interest	$464,488	$393,330
Total assets	650,629	527,277
Deposits	556,237	454,749
Other borrowings	35,000	15,000

Shareholders’ equity	55,207	51,670
Book value per share	11.36	10.61
Asset Quality
Allowance for loan losses	6,210	5,859
Nonperforming assets	5,080	3,807
Loan loss reserve % of total loans	1.34%	1.49%
Nonperforming assets % of total loans and other real estate	1.09%	0.97%